Exhibit 10.2

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT 1 TO THE SEPTEMBER 9, 2013 MASTER PROGRAM AGREEMENT

BY AND BETWEEN XEROX CORPORATION AND FUJI XEROX CO., LTD.

This Amendment 1 (“Amendment”) to the September 9, 2013 Master Program Agreement (“MPA”) by and between Xerox Corporation, a corporation organized under the laws of the State of New York with a principal office at 201 Merritt 7, Norwalk, CT 06851-1056 (“Xerox”) and Fuji Xerox Co., Ltd. with a principal office at 9-7-3, Akasaka Minato-ku, Tokyo 107-0052, Japan (“Fuji Xerox” and, together with Xerox, the “Parties”) is entered into on November 5, 2019 (the “Signing Date”).

Effective as of the Amendment Effective Date (as defined below), the Parties agree as follows:

1.

References to the 2006TA.    From and after the expiration or the termination of the 2006TA (the “2006TA End Date”), references in the MPA to the 2006TA (except with respect to its surviving provisions) shall be deleted for purposes of all PSA-Ds and PSA-Ps executed after the 2006TA End Date. The Parties agree to negotiate in good faith within a reasonable period of time following the Amendment Effective Date appropriate provisions to replace such references to the 2006TA in the MPA to be effective following the 2006TA End Date. For avoidance of doubt, such references in the MPA to the 2006TA shall survive and continue to apply to all PSAs executed prior to the 2006TA End Date in accordance with their terms.

2.	Amendment of Termination Provisions.

(a)	Section A6.1 (Terms) is hereby deleted in its entirety and replaced with the following:

“Terms. This MPA shall be effective as of the Effective Date and shall continue in full force and effect for a period of five (5) years from the Amendment Effective Date, unless sooner terminated by the parties’ written agreement. This MPA shall automatically renew for successive five (5) year terms until either party gives to the other written notice of its intent not to renew at least six (6) months prior to the initial or any renewal expiration date. For the avoidance of doubt, termination or non-renewal of the 2006TA shall not terminate this MPA, which shall survive any such termination or non-renewal and continue in full force and effect in accordance with its terms.”

(b)	Section C17.2 (Termination for Cause), subsection (ii), is hereby deleted in its entirety and replaced with the following:

“immediately upon written notice if the other party: (i) becomes insolvent, makes a general assignment for the benefit of creditors, goes into liquidation or receivership, ceases or threatens to cease to carry on business; or (ii) commits a material breach that, by its nature, is not curable. The occurrences specified in clause (i) above shall not be deemed to be a material breach of a PSA-P by the terminated party (i.e., the party that is insolvent, etc.) and, in such case, termination of the applicable PSA-P shall be the terminating party’s sole remedy unless the terminated party knowingly and willfully engaged in the activities described in such clause (i) for the purpose of avoiding its obligations under this MPA or the applicable PSA-Ps.”

3.

PSA-P Term Extensions.    The currently effective terms of each PSA-P listed in the table in Exhibit 1 to this Amendment shall be extended, respectively, as set forth therein. Upon expiration of the applicable extended effective term, each such PSA-P shall be automatically renewed for one (1) year and thereafter from year to year, unless either of the Parties gives the other Party at least six (6) months’ prior written notice to terminate the PSA-P before the expiration of the then-current term of such PSA-P.

4.	New PSAs.

(a)

The Parties agree to terminate the agreements listed in subsections (1) through (3) below and the provision of the MPA identified in subsection (4) below shall be deemed deleted and be of no further force and effect, in each case, as of the Amendment Effective Date for purposes of all PSA-Ds and PSA-Ps executed thereafter other than the Pending GC PSAs (as defined in Section 4(g) below):

(1)	TP Framework;

(2)	P&CPA;

(3)	Nextwave Master Agreement; and

(4)	Section C10.3 (Domestication) of the MPA.

(b)	The first sentence of the second paragraph of Section A7 (Compliance with Laws and Regulations) is hereby deleted in its entirety and replaced with the following:

“Seller shall, unless otherwise agreed, at the expense and responsibility of the party designated in the applicable PSA-D or PSA-P, to be individually negotiated by the parties on an arms-length and case-by-case basis, take all necessary steps to ensure that the Production Units to be publicly launched and marketed and/or Preproduction Units as specified and agreed to be upgraded to mass production specifications in applicable PSA or corresponding production program agreement shall pass the safety and regulatory standards by each competent organization or authority, including major standards bodies and monetary authorities, with which Buyer has agreed to comply with certain standards (hereinafter called “Safety Standards”) specified in a mutual written agreement or in the Specifications.”

(c)	Section C5 (Trade Terms) is hereby deleted in its entirety and replaced with the following:

“The trade terms with respect to the Acquired Products under each PSA-P shall be individually negotiated by the parties on an arms-length and case-by-case basis.”

(d)	Section C6.2 (Volume Commitment) shall be added as follows:

“Volume Commitment. The provisions relating to volume commitments, if any, for Acquired Products under each applicable PSA-P shall be individually negotiated by the parties on an arms-length and case-by-case basis.”

(e)	Section C7.1 (Equipment and Options) is hereby deleted in its entirety and replaced with the following:

“The provisions relating to the discontinuance of Equipment and Options under each applicable PSA-P shall be individually negotiated by the parties on an arms-length and case-by-case basis.”

(f)

When negotiating a PSA-P or PSA-D, the Parties hereby agree to use commercially reasonable efforts to complete negotiations and execute PSA-Ds and PSA-Ps as promptly as possible, with a goal of no later than sixty (60) days after the commencement of such negotiations, in good faith and in accordance with the terms set forth in the MPA. For the avoidance of doubt, the Parties shall be under no obligation to enter into any PSA, no agreement shall be deemed formed by the operation of this provision, and a failure to reach agreement within such period despite such commercially reasonable efforts shall not be a material breach of this Amendment.

(g)

In addition, the Parties hereby agree to use best efforts to complete pending negotiations and execute concurrent PSA-Ds and PSA-Ps, respectively, for [***] programs (the “Pending GC PSAs”) as promptly as possible, with a goal of no later than sixty (60) days after the Signing Date, in good faith and in accordance with the terms set forth in the MPA. For the avoidance of doubt, the Parties shall be under no obligation to enter into any Pending GC PSAs, no agreement shall be deemed formed by the operation of this provision, and a failure to reach agreement within such period despite such best efforts shall not be a material breach of this Amendment.

(h)

With respect to any other new PSA executed on or after the Amendment Effective Date (i.e. excluding any existing PSAs and the Pending GC PSAs), such new PSA shall be individually negotiated by the Parties in good faith and on an arm’s-length, case-by-case basis, and either Party may propose terms for such PSA that differ from those contemplated in the MPA (including, for purposes of illustration, domestication, trade terms, end of life/discontinuance, reasonable allocation of compliance costs, and volume commitments).

(i)

The rights and obligations of the Parties under existing PSA-Ps and PSA-Ds as of the Amendment Effective Date, including those referencing the TP Framework, P&CPA, Nextwave Master Agreement and Section C10.3, shall remain in effect and unaffected by this Section 4.

5.	Graphic Communications Products Limited Mutual Exclusivity.

(a)	For purposes of this Section:

(1)	“Affiliate” means any entity that Controls, is Controlled by, or is under common Control with a Party.

(2)

“Control” means possession of, or the right to acquire possession of, directly or indirectly, the power to direct or cause the direction of the management, business affairs or policies of a Party (whether through ownership of securities, voting shares, partnership or other ownership interests, by contract or otherwise).

(3)

“Graphic Communications Products” means Xerographic devices in the entry production color low product segment, light production mono product segment, and higher production or graphic communications product segments (e.g. LPM, EPC Low, EPC Mid, EPC High, Production Color and/or HECS), including without limitation the Pending GC Products. For purposes of clarity, “Graphic Communications Products” excludes digital front ends and feeding and finishing equipment.

(4)	“Limited Exclusivity Term” means [***].

(5)	“Limited Exclusive Territory” means [***].

(b)	During the Limited Exclusivity Term:

(1)

Fuji Xerox covenants that it shall not directly or indirectly sell, license, lease, or otherwise distribute Graphic Communications Products in the Limited Exclusive Territory except through Xerox on distribution terms to be mutually agreed.

(2)

Xerox covenants that neither it nor its Subsidiaries (as defined in the MPA) shall directly or indirectly manufacture, have manufactured, purchase or otherwise procure Graphic Communications Products (excluding only such products that are not substantially similar in terms of specifications and availability, taken as a whole, as Graphic Communications Products designed and manufactured by Fuji Xerox or its Subsidiaries during the Limited Exclusivity Term, e.g. iGen and Nuvera platforms), that are for sale, lease or other distribution in the Limited Exclusive Territory, except procurement from Fuji Xerox on sourcing terms to be mutually agreed.

(3)

The Parties shall, on a product by product basis, use best efforts to negotiate exclusive distribution/sourcing terms, (including pricing, build quality, delivery terms, and volume commitment) in good faith and on an arm’s-length, case-by-case basis, for each Graphic Communications Product that will be sold and distributed in the Limited Exclusive Territory during the Limited Exclusivity Term. [***]. The pricing for each Graphic Communications Product shall be individually negotiated by the parties on an arms-length and case-by-case basis, and the Parties shall discuss in good faith the allocation of costs for any reasonable Xerox unique features.

(4)

In addition to the rights and obligations in Section 5(b)(1)-(3) above, Fuji Xerox appoints Xerox as its nonexclusive reseller and distributor of its Graphic Communications Product outside the Limited Exclusive Territory (but not in the Territory, as defined in the 2006TA).

6.

Amendment Effective Date.    Subject to the terms and conditions of that certain Stock Purchase Agreement, dated as of November 5, 2019, by and between FUJIFILM Holdings Corporation, FUJIFILM Asia Pacific Pte. Ltd., Xerox, Xerox Limited and Fuji Xerox (the “SPA”), this Amendment shall become effective on the Ancillary Agreements Effectiveness Date as defined in the SPA (the “Amendment Effective Date”).

7.

Termination.    If the SPA is terminated pursuant to its terms prior to the Amendment Effective Date, this Amendment shall terminate and be of no further force and effect. For the avoidance of doubt, termination of the SPA on or after the Amendment Effective Date shall have no effect on this Amendment.

8.	Survival. Except as expressly stated in this Amendment, the MPA shall continue in full force and effect in accordance with its terms.

9.	Exhibit.

Exhibit 1          PSA-P Term Extensions

[Signature Page Follows]

XEROX CORPORATION	FUJI XEROX CO., LTD.

By: /s/ Steve Bandrowczak	By: /s/ Kouichi Tamai

Printed Name: Steve Bandrowczak	Printed Name: Kouichi Tamai